Exhibit 10.2
SECOND AMENDMENT TO THE
BOB EVANS FARMS, INC. AND AFFILIATES
THIRD AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This Second Amendment (this “Amendment”) to the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) is effective as of August 24, 2010.
     WHEREAS, Bob Evans Farms, Inc. (the “Corporation”) maintains the Plan; and
     WHEREAS, pursuant to Section 8.01 of the Plan, the Corporation desires to amend the Plan to conform the definition of “Cause” contained in the Plan with the definition of “Cause” contained in the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan; and
     WHEREAS, Section 8.01 of the Plan requires that the Corporation obtain the consent of any Member (as defined in the Plan) to an amendment if the amendment affects the Member’s vested rights accrued under the Plan;
     NOW, THEREFORE, subject to the consent of any Member against whom such provision shall be applied, Section 2.04 of the Plan is hereby deleted in its entirety and the following is substituted therefor:
2.04 Cause. Unless otherwise specified in any employment agreement between the Member and the Corporation or any other Group Member or in any change in control agreement between the Member and the Corporation or any other Group Member (but only within the context of the events contemplated by the employment agreement or change in control agreement, as applicable), a Member’s:
(1)	Willful and continued failure to substantially perform assigned duties;

(2)	Gross misconduct;

(3)	Breach of any term of any agreement with the Corporation or any other Group Member, including the Plan;

(4)	Conviction of (or plea of no contest or nolo contendre to) (a) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity or (b) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Corporation or any other Group Member; or

(5)	Violation of any policy of the Corporation or any other Group Member that applies to the Member.
Notwithstanding the foregoing, Cause will not arise solely because the Member is absent from active employment during periods of vacation, consistent with the Corporation’s or any Group Member’s applicable vacation policy, or other period of absence approved by the Corporation or other Group Member.

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer effective as of the date set forth above.

BOB EVANS FARMS, INC.
By:	/s/ Joe Eulberg
Joe Eulberg, Executive Vice President – Human Resources